Exhibit 10.2
     November 29, 2007
     Mr. Dinesh Paliwal
     Dear Dinesh:
     Reference is made to the Letter Agreement, as amended, dated as of May 8, 2007 (the “Letter Agreement”) by and between Harman International Industries, Incorporated (the “Company”) and you. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.
     The purpose of this letter is to evidence certain additional understandings between you and the Company, as follows:
     1. Paragraph 4 of the Letter Agreement shall be amended by adding the following sentence at the end thereof:
You shall receive an additional cash payment in the amount of $350,000 (less applicable withholding) on March 1, 2008 if you are then employed by the Company or have ceased employment with the Company prior thereto as a result of death, a termination by the Company without Cause or for Disability or a termination by you for Good Reason (a “Protected Termination”).
     2. The fourth and the fifth sentences of Paragraph 6 of the Letter Agreement are hereby deleted and replaced with the following new sentences:
You will also be eligible for an annual equity grant (the “Annual Equity Grant”) beginning with September 2008, and each September thereafter, under the Company’s then in force equity award plan. The Annual Equity Grant will have a grant date value equal to two (2) times the annual bonus awarded to you in respect of the immediately preceding fiscal year. The Annual Equity Grant will consist of a combination of twenty-five percent (25%) stock options (the “Annual Stock Options”) and seventy-five (75%) percent restricted stock units (the “Annual RSUs”). To the extent that the required grant amounts exceed any applicable equity plan limits, you and the Compensation Committee will mutually agree on an alternative compensation award equal to the value of such excess. The portion of the grant date value of the Annual Equity Grant in respect of shares underlying (i) the Annual Stock Option shall be determined using the Black-Scholes methodology utilized by the Company for financial reporting purposes as of the date of grant, and (ii) the Annual RSUs shall be determined based on the fair market value of the shares of Company common stock (or that of any successor) on the date of grant. The Stock Option Award, the Annual Stock Options and the Annual RSUs (or the alternative compensation award) shall vest 20% per year over five years commencing on the first anniversary of the grant date, with acceleration and exercise periods as provided in Exhibit A for the Stock Option Award, and Exhibit A (but with full vesting on Protected Terminations) for the Annual Stock Option and Exhibit H for the Annual RSUs. The grants shall be in the forms respectively of Exhibit A for the options and Exhibit H for the Annual RSUs; provided that in the event the Company’s equity plans in effect permit the grant and vesting of the Annual RSUs consistent with the terms set forth herein, the Company may grant such Annual RSUs under any such plan and provide for the settlement of such RSUs in shares of the Company’s common stock. The Stock Option Award, the Annual Stock Option award and the Annual RSUs will provide for an automatic reduction in the number of shares otherwise required to be delivered to you, as applicable, to cover minimum required withholding and, in the case of options, to pay the exercise price in all cases, unless and to the extent such reduction is prohibited by a material financing or other agreement that restricts the ability of the Company to permit such reduction.
     3. The Letter Agreement is hereby amended by adding the following new Paragraph 7(e).
You will receive a special one-time award of 34,608 restricted stock units (the “Special RSUs”) on January 2, 2008. The Special RSUs shall vest as follows: 8,039 Special RSUs shall vest at the same time as the Restricted Stock Award prescribed by Paragraph 7(a), 17,993 Special RSUs shall vest at the same time and in the same proportion as the Inducement Stock Award prescribed by Paragraph 7(b) and 8,576 Special RSUs shall vest at the same time and in the same proportion as the Equity Replacement Award prescribed by Paragraph 7(c) provided that in all cases the award shall fully vest on a Protected Termination. Such awards shall be in the form of Exhibit H.
     4. The Letter Agreement is hereby amended by adding the following new Paragraph 7(f).
(i) The Parties hereby agree that on November 9, 2012 (the “Measurement Date”), you will be entitled to a cash payment (the “Special Bonus”), determined as follows:
(A) The Enterprise Value of Harman as of close of business on November 9, 2007 shall be calculated (the “Base EV”).
(B) The Enterprise Value of Harman as of close of business on November 9, 2012 shall be calculated (the “Final EV”).
(C) If the Final EV is not greater than 1.3 times the Base EV, no payment will be made. If the Final EV is two (2) times the Base EV, a payment of fifty million dollars ($50,000,000) will be made to you. If the Final EV is three (3) times or more the Base EV, a payment of seventy-five million dollars ($75,000,000) will be made to you. If Final EV is between 1.3 times and 2 times or 2 times and 3 times the Base EV, straight line interpolation between the applicable levels shall be used to determine the amount due you.
(D) Payment under this paragraph 7(f) shall be reduced by the sum of (a) the excess, if any, of the fair market value of 100,000 shares of Harman common stock on the Measurement Date (or if, applicable the CIC Date, as defined below) over the aggregate exercise price of the Stock Option Award and (b) the excess, if any, of the fair market value of 100,000 shares of Harman common stock on the Measurement Date (or, if applicable, the CIC Date) over the aggregate exercise price of the option granted to you on October 18, 2007 (the “Additional Stock Option Award”). The foregoing shall apply whether or not you exercise the options prior to the Measurement Date (or, if applicable, the CIC Date).
(E) Subject to clause (iii) below, you will be paid the Special Bonus on the 70th day following the Measurement Date.
(F) For the avoidance of doubt, the Special Bonus will not be taken into account for purposes of determining your “Compensation” as that term is used in the Harman International Industries, Incorporated Supplemental Executive Retirement Plan.
(ii) Upon termination of your employment prior to the Measurement Date, you shall be eligible for the Special Bonus, if any, determined as follows:
(A) Upon termination of your employment with Harman, other than for a Protected Termination, you shall forfeit any right to the Special Bonus.
(B) Upon termination of your employment due to death or Disability prior to the Measurement Date, you (or your estate, in the event of your death) shall receive on the date specified in clause (i)(E) above a pro rata portion of the Special Bonus, if any, determined by multiplying the amount of the Special Bonus by a fraction, the numerator of which is the number of full or partial months from November 9, 2007 to the date of your death or Disability, as applicable, and the denominator of which is 60 (the “Pro Rata Portion”).
(C) Upon termination of your employment by the Company (other than for Cause, death or Disability) or by you for Good Reason, you will be entitled to the Special Bonus, if any, at the date specified in clause (i)(E) above as follows: 50% of the Special Bonus, if such termination occurs on or prior to November 9, 2008, 75% of the Special Bonus if such termination occurs after November 9, 2008 and on or prior to November 9, 2009 and 100% of the Special Bonus if such termination occurs after November 9, 2009. Notwithstanding the foregoing, if clause (iii) applies, the payment shall be equal to the full amount of the Special Bonus (as determined pursuant to clause (iii) below) and shall be paid as specified in clause (iii) below.
(iii) In the event there occurs a Change in Control, as defined in your Severance Agreement, prior to the Measurement Date and provided that you are still employed by the Company on the date such Change in Control is consummated (the “CIC Date”), or you incurred a Protected Termination prior thereto, in lieu of the Special Bonus calculated as provided above, you shall be eligible for the Special Bonus determined as follows: If the Change in Control occurs on or prior to November 9, 2009, you shall be entitled to a payment equal to the Pro Rata Portion of fifty million dollars ($50 million). If the Change in Control occurs after November 9, 2009, but prior to the Measurement Date, you shall be entitled to a Special Bonus calculated in accordance with clause (i) above, provided that the Measurement Date shall be the CIC Date and the 1.3 times, 2 times and 3 times and the $50 million and $75 million numbers all shall be proportionately reduced utilizing the Pro Rata Portion, but there shall be straight line interpolation above the reduced 3 times and reduced $75 million; however, in no event shall you receive greater than $75 million. The payments contemplated by this clause (iii) shall be paid to you within 30 days following the consummation of the Change in Control if such Change in Control satisfies the requirements for a change in control under Internal Revenue Code Section 409A(a)(2)(A)(v) and, if not, on the date specified in clause (i)(E) above. Notwithstanding the foregoing, for the avoidance of doubt, the target EV values shall be adjusted in a manner that does not include the Base EV. For example, after a three-year period (i.e., a Pro Rata Portion equal to 60%), the target values shall be equal to 1.18 (i.e., 1 plus (60% x 0.3)), 1.6 (i.e., 1 plus (60% x 1.0)) and 2.2 (i.e., 1 plus (60% x 2.0)).
(iv) For purposes of this Paragraph 7(f) “Enterprise Value” shall mean the sum of (A) market capitalization (the market price per share of Company common stock determined on the basis of the average market price of Company common stock over the 30 trading days preceding the Measurement Date (or, if the Measurement Date is the CIC Date, the closing market price of Company common stock on the day preceding the CIC Date) multiplied by the average number of common shares outstanding during such 30-day period) on such date, as the case may be plus (B) net debt (consolidated total financial indebtedness, including capitalized lease obligations and off-balance sheet items in the nature of financial indebtedness, minus cash and cash equivalents). In the event that prior to the Measurement Date a spinoff to stockholders of a portion of Harman’s business occurs or an extraordinary dividend is paid by Harman, then an amount equal to the Enterprise Value of the spun off entity on the date of such spinoff or the amount of such extraordinary dividend, plus interest from the date of such spinoff or extraordinary dividend through the Measurement Date based on the prime rate as reported in The Wall Street Journal on the first business day of January in each year, shall be added to the Enterprise Value as determined above to determine the Measurement Date Enterprise Value.
(v) For the avoidance of doubt and without any implication as to any other provision, the amounts due under this Section 7(f) shall be paid in addition to any amounts due hereunder, under the Severance Agreement or under any other plan or arrangement.
     5. Paragraph 8 of the Letter Agreement is hereby amended by adding the following sentences at the end thereof:
To the extent that the amount of the RSU Replacement Award is less than $3,974,000 (the “Adjustment Amount”), you shall be entitled to receive an additional payment on March 1, 2008 (less applicable withholding) equal to the Adjustment Amount less the amount of the RSU Replacement Award. You shall also be entitled to receive interest calculated based on an amount equal to the sum of the RSU Replacement Award and any additional payment payable to you pursuant to the preceding sentence, for the period commencing on November 1, 2007 and ending on March 1, 2008 at a rate equal to the “prime rate” reported in The Wall Street Journal on November 15, 2007.

     This letter is intended to constitute an amendment to the Letter Agreement which, subject to the provisions hereof, shall otherwise remain in full force and effect. In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between the Company and you.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this amendment to the Letter Agreement as of the date set forth below:

/s/ Dinesh Paliwal	HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Date: November 29, 2007	By:	/s/ Sidney Harman Name: Sidney Harman
Title: Executive Chairman
Date: November 29, 2007